Exhibit 99.(a)(1)(B)

High Performance Units Statement
iStar Financial Inc.
ID: 95-6881527
1114 Avenue of the Americas,
39th Floor
New York, NY 10036

Name:

Address:

HPU Plan:	HPU Series 1 (2002)
Number of Units Purchased (# and % of authorized):	Units ( %)
Subscription Price Paid:	$
Common Stock Equivalents Represented by Units Held:	Common Stock Equivalents

HPU Plan:	HPU Series 2 (2003)
Number of Units Purchased (# and % of authorized):	Units ( %)
Subscription Price Paid:	$
Common Stock Equivalents Represented by Units Held:	Common Stock Equivalents

HPU Plan:	HPU Series 3 (2004)
Number of Units Purchased (# and % of authorized):	Units ( %)
Subscription Price Paid:	$
Common Stock Equivalents Represented by Units Held:	Common Stock Equivalents

FOR INTERNAL USE ONLY: